                                                                      EXHIBIT gg
                              CONSULTING AGREEMENT

         THIS CONSULTING AGREEMENT ("AGREEMENT"), is dated as of February 16, 1999, between Information Resources, Inc., a Delaware corporation (the "Company"), and Gian M. Fulgoni ("Consultant");

                                 R E C I T A L S

         WHEREAS, Consultant has served as Chief Executive Officer of the Company and has acknowledged skills and experience in the business conducted by the Company; and

         WHEREAS, Consultant has submitted his resignation as Chief Executive Officer of the Company, such resignation being effective as of November 21, 1998; and

         WHEREAS, Consultant is willing and able to render services to the Company, from and after the date hereof, on the terms and conditions set forth in this Agreement.

                               A G R E E M E N T S

         NOW, THEREFORE, in consideration of the premises and the mutual agreements, provisions and covenants contained in this Agreement, the Company and Consultant hereby agree as follows:

         1.   CONSULTING DUTIES.

         (a) General Duties. During the Consulting Term, Consultant will report directly to the Chief Executive Officer of the Company and will make himself reasonably available to consult with the Company on matters relating to the Company. Consultant will perform such services as the parties shall mutually agree (which agreement Consultant shall not unreasonably withhold) for and on behalf of the Company as shall be requested from time-to-time by the Chief Executive Officer. Such services shall consist principally of (a) transitional matters and (b) assistance in the maintenance and development of client and employee relationships, in order to preserve the goodwill and existing relationships between the Company, and its customers and employees. Consistent with Consultant's obligations hereunder, Consultant shall not be prohibited from engaging in other consulting and employment opportunities with other persons except to the extent prohibited by Section 6 below.

         (b) Cooperation. During the Consulting Term (as defined in Section 2 below) and thereafter (regardless of the reason for termination of the Consulting Term), if requested by the Company, Consultant will cooperate fully with respect to any claims, litigations or investigations currently pending or to be brought by or against the Company as to which Consultant may have knowledge of the facts and circumstances, which cooperation will include, but not be limited to, providing testimony both by deposition, and at any trial or related hearing. This obligation shall survive the termination or expiration of this Agreement.

         (c) Consultant shall cooperate with the Company with respect to miscellaneous issues that may arise in connection with Consultant's resignation and the resulting transition, including tendering resignations from positions as officers and\or directors of affiliated entities and transferring to the Company equity interests in such affiliated entities that are held by Consultant in a nominee or similar capacity.

         2.   TERM OF CONSULTING SERVICES.

         Unless terminated as provided in Section 3 hereof, Consultant's obligation to provide consulting services hereunder shall terminate on the earlier of the third anniversary of the effective date of Consultant's resignation as Chief Executive Officer of the Company or Consultant's death (the "Consulting Term").

         3.   TERMINATION.

         (a) By the Company. This Agreement as it relates to Consultant's obligation to render services hereunder may be terminated at any time at the option of the Company for cause (as such term is hereinafter defined), effective upon the giving of written notice of termination to Consultant. As used herein, the term "for cause" shall mean and be limited to: (i) any felony conviction;
(ii) the willful misconduct or gross negligence by Consultant in connection with the performance of Consultant's duties, responsibilities, agreements and covenants hereunder, or Consultant's refusal to render the consulting services to the Company as required by Section 1 hereof, which misconduct, negligence or refusal to so comply shall continue for a period of 45 days after written notice from the Company; or (iii) the breach of Sections 5 or 6 of this Agreement.

         (b)  By Consultant.

              (i) For Good Reason. Consultant may terminate this Agreement at any time for Good Reason (as such term is defined below) effective on the giving of written notice of termination to the Company. As used herein, "Good Reason" shall mean and be limited to the Company's material breach of its obligations hereunder which breach shall continue for a period of 45 days after written notice from Consultant.

              (ii) Upon Notice. Consultant may terminate this Agreement as it relates to his obligation to render services hereunder after the first anniversary of this Agreement by giving the Company 60 days prior written notice of such election to terminate.

         (c) Survival of Terms. The termination of this Agreement by either party as set forth in Section 3(a) or 3 (b)(ii) above shall not serve to terminate Consultant's obligations under Sections 1(b), 1(c), 5 or 6 hereof. If Consultant terminates the Agreement pursuant to Section 3(b)(i), it shall terminate Consultant's obligations under Sections 1(b), 5 and 6 hereof.

         (d) At Consultant's option, upon written notice to the Company prior to July 31, 1999, except as set forth in the last sentence of this Section 3(d) this Agreement shall terminate in its entirety and have no further force and effect if, (i) the Board of Directors of the Company has not approved the principal terms of a mutually acceptable joint venture arrangement among the Company and Consultant or (ii) if such approval is obtained, the definitive agreements reflecting such joint venture arrangement have not been agreed to prior to June 30, 1999. Notwithstanding the foregoing, Consultant shall not be entitled to terminate this Agreement as contemplated in this Section 3(d) if, as an alternative to such joint venture arrangement, the Company and Consultant enter into a mutually acceptable data license arrangement on or before June 30, 1999 providing for the license of certain data to a business venture formed by Consultant. Notwithstanding the termination of this Agreement pursuant to this
Section 3(d), the Company and Consultant agree that Section 5(a) will continue to apply with respect to confidential information of the Company that is disclosed to Consultant following the date of Consultant's resignation as Chief Executive Officer and prior to the date of termination of this Agreement pursuant to this Section 3(d).

         4.   COMPENSATION AND BENEFITS.

         (a) Compensation. Unless Consultant's obligation to render services hereunder has been terminated by the Company or Consultant as described in
Section 3(a) or 3(b)(ii), the Company shall pay and provide to Consultant for each year during the Consulting Term, as compensation for the services to be rendered by Consultant hereunder, (i) a consulting fee equal to [a] Consultant's salary paid by the Company immediately prior to his resignation as chief executive officer of the Company, plus [b] the incremental dollar amount, on an after tax basis, of social security and unemployment compensation benefits previously paid by the Company on Consultant's behalf, and (ii) make available fringe benefits described in subsection (c) below. All payments provided under this Agreement or any other agreement which may be or have been in effect are in lieu of any severance payments or any other payments to which Consultant may be entitled at any time. At Consultant's option, the Company shall direct payment of the consulting fees to an entity wholly or partly owned by Consultant.

         (b) Expenses. Unless Consultant's obligation to render services hereunder has been terminated by the Company or Consultant as described in
Section 3(a) or 3(b)(ii), during the Consulting Term the Company shall, consistent with the expense reimbursement policy in effect from time to time, reimburse Consultant, upon presentment by Consultant to the Company of appropriate receipts and vouchers, for any reasonable business expenses incurred by Consultant in connection with the performance of his duties specifically requested by the Company hereunder (including reimbursement of business related telephone charges). As part of such reimbursement plan and consistent with past practice, Consultant shall be entitled to reimbursement of first class business travel (including lodging) expenses incurred by him if and to the extent such reimbursement practice remains consistent with the travel reimbursement practice in place for other senior executive officers of the Company.

         (c) Fringe Benefits. For the purposes of this Agreement, the term "fringe benefits" shall exclude any salary, bonus or incentive compensation or outside directors fees, but shall include benefits under health and welfare plans, life insurance, auto insurance, disability and retirement plans and executive deferred compensation plans and the other benefits and perquisites historically provided to Consultant. During the Consulting Term, Consultant shall be acting as an independent contractor of the Company. The Company shall not be required to make any social security, state or federal unemployment compensation payments required by law. Unless (i) Consultant's obligation to render services hereunder has been terminated by the Company or Consultant as described in Section 3(a) or 3(b)(ii), or (ii) Consultant's participation in any such fringe benefit plan is prohibited by law or would cause such plan to be disqualified as a tax qualified plan, during the Consulting Term the Company shall make available to Consultant all fringe benefits made available to Consultant immediately prior to his resignation as chief executive officer of the Company. Such fringe benefits shall made available in amounts and consistent with the terms made available to Consultant immediately prior to such resignation. If such a fringe benefit is terminated or discontinued by the Company and is replaced by a comparable fringe benefit and Consultant's participation in such comparable plan would not be prohibited by law or cause such plan to be disqualified as a tax qualified plan, then Consultant shall be entitled to participate in such fringe benefit during the Consulting Term in amounts and consistent with the terms generally made available by the Company to other senior executive officers of the Company. During the Consulting Term, the Company shall make a cash payment to Consultant equal to the amount of the matching payment the Company would have made to the Company 401(k) plan had Consultant been an employee of the Company. The Company shall provide Consultant with reasonable dedicated office facilities and secretarial and other administrative assistance to the extent necessary to permit Consultant to adequately render the consulting services contemplated hereby. Consultant shall be entitled to retain and use during the Consulting Term the portable phone, laptop computer and residential fax machines previously provided to Consultant and, upon termination of the Consulting Term, shall be entitled to purchase such equipment from the Company at its then book value. Assuming Consultant continues to qualify for such benefit, Consultant shall be entitled to maintain his "platinum" status through the Company's travel plan with American Airlines and Hertz.

         (d) Stock Options. If during the Consulting Term, the Company acts to reprice (through the cancellation and re-grant of options, or otherwise) stock options previously granted to all of its directors and executive officers (within the meaning of the Securities Act of 1934), the Company shall similarly reprice options held by Consultant on the same basis as such directors and executive officers. Except to the extent the 10-year term of such options terminate pursuant to the terms of the applicable option plan, all options held by Consultant shall remain exercisable through, and shall terminate on, the termination or expiration of the Noncompete Period.

         5.   CONFIDENTIAL INFORMATION.

         (a) Disclosure and Use. The Company and the Consultant acknowledge that during his employment with the Company and in the performance of his consulting duties hereunder, the Consultant has learned and may learn certain information not generally known within the Company's industry that must be kept confidential. Consultant agrees that he shall maintain in strict confidence all such confidential or proprietary information which has been or may be obtained prior to or during the Consulting Term concerning the Company or the Company's business, including specific lines and methods of doing business, specific processes, programs, data, software and techniques which consist of or involve business information, as well as confidential client information. Notwithstanding the foregoing, Consultant shall be entitled to use, exploit, publish and disclose, in a manner which does not otherwise violate the terms and provisions of this Agreement, any information which (i) is or becomes generally available to the public through no fault or action by Consultant, or (ii) is or becomes available to Consultant from a source, other than the Company, or (iii) is subject to disclosure pursuant to applicable law, for instance in response to a subpoena or court or administrative order, or (iv) is used in a manner which maintains its confidentiality in connection with the business activities conducted by the joint venture or other business initiative entered into by the Company and Consultant, if any. Consultant further agrees to return all programs, manuals, documents, records and other information relating to the business of the Company, including materials prepared or obtained by Consultant, in his capacity as same, during the Consulting Term, immediately upon the termination of the Consulting Term.

         (b) Ideas and Improvements. Consultant agrees promptly to disclose to the Company all ideas, designs, improvements, creations and inventions, whether or not patentable, or subject to other legal protection, which have significant relationship to the Company's business which were developed and created by Consultant for the Company directly as part of his Consulting Duties during the Consulting Term (collectively, "Ideas and Creations"). Consultant further agrees to take all steps necessary to execute and deliver to the Company copyright or patent rights on all matters suitable for such protection, if any, and to execute and deliver to the Company all documents which may be required to assign to the Company such copyright or patent rights, if any, and to otherwise cooperate to the extent within Consultant's control to ensure the Company' use and enjoyment of such Ideas and Creations, provided that there is no obligation for the Consultant to assign an invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on Consultant's own time, unless (a) the invention relates directly to the Consultant's Consulting Duties and (b) the invention results from Consulting Duties performed by Consultant for the Company.

         6.   RESTRICTIVE COVENANT.

         During the Noncompete Period (as defined below), Consultant shall not, without the prior written consent of the Company, directly or indirectly, for himself or for any other person or entity, individually, jointly or as a partner, stockholder (except as a holder of not more than five percent (5%) of the outstanding shares of a publicly-held corporation), employee, agent, consultant or otherwise:

         (a) work or perform any service for Dun & Bradstreet Corporation, ACNielsen Corporation, Efficient Market Services, Inc., Paragren Technologies, Inc., IMS International, Inc., Spectra Marketing (or any of the other market research businesses of VNU) or any parent, subsidiary, affiliate or successor of any of the foregoing;

         (b) induce, attempt to induce, or participate in or facilitate the inducing of or attempting to induce, any employee, officer, director, consultant, sales representative or agent of the Company to terminate or alter his or her business relationship with the Company or to breach any agreement or obligation he or she has with or to the Company or to perform work or services for the Consultant or for a competitor of the Company described in Section 6(a), or, without the prior written consent of the Company (which shall not be unreasonably withheld) hire any such person within 12 months of the termination of such business relationship (unless the Company has previously terminated such employee). Notwithstanding the foregoing, Consultant shall be free to hire any former employee of the Company within 12 months of the termination of his/her employment with the Company if (i) such employee terminated his/her employment with the Company prior to November 23, 1998; and (ii) the Company is not also involved in good faith negotiations to re-hire such former employee; or

         (c) except with the Company's prior written consent (which consent shall not be unreasonably withheld), attempt in any manner to persuade any customer or supplier of the Company to cease or reduce the amount of business which such customer or supplier engages in or contemplates engaging in with the Company, regardless of whether the relationship between such customer or supplier and the Company was originally established in whole or in part through Consultant's efforts.

         Consultant acknowledges that the restrictions set forth in this Agreement are (x) reasonable and necessary for the protection of the Company' interests and (y) are entered into by Consultant in exchange for adequate consideration granted to him in connection with this Agreement. In the event that any provision of this Section 6 is found by a court of competent jurisdiction to be unreasonable or unenforceable, the parties agree that such provision shall be enforceable against Consultant to the greatest extent that would be found to be reasonable and enforceable.

         For purposes hereof, the term "Noncompete Period" shall mean three years from the effective date of Consultant's resignation as Chief Executive Officer of the Company.

Notwithstanding the foregoing, if Consultant terminates this Agreement pursuant to Section 3(b)(ii), the Noncompete Period shall be the earlier of (i) one year following the effective date of such termination and (ii) three years from the date of Consultant's resignation as chief executive officer of the Company. In addition, the Noncompete Period shall terminate if Consultant terminates this Agreement pursuant to Section 3(b)(i) hereof.

         7.   SEVERABILITY.

         If any provision of this Agreement is held invalid or unenforceable, either in its entirety or by virtue of its scope or application to given circumstances, such provision shall thereupon be deemed modified only to the extent necessary to render same valid, or not applicable to given circumstances, or excised from this Agreement, as the situation may require, and this Agreement shall be construed and enforced as if such provision had been included herein as so modified in scope or application, or had not been included herein, as the case may be.

         8.   LEGAL REMEDIES.

         Consultant hereby acknowledges that the Company would suffer irreparable injury if the provisions of paragraphs 5 and 6 above, which shall survive the termination of this Agreement, were breached and that the Company's remedies at law would be inadequate in the event of such breach. Accordingly, Consultant hereby agrees that any such breach or threatened breach may, in addition to any and all other available remedies, be preliminarily enjoined by the Company without bond. In the event of litigation under this Agreement, each of the Company and Consultant shall pay his or its own attorneys' fees and expenses.

         9.   NON-ASSIGNABILITY.

         In light of the unique personal services to be performed by Consultant hereunder, it is acknowledged and agreed that any purported or attempted assignment or transfer by Consultant of this Agreement or any of Consultant's duties, responsibilities or obligations hereunder shall be void.

         10.  NOTICES.

         Any notice, request, demand or other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or when mailed by certified mail, return receipt requested, addressed as follows:

         If to the Company:

                 Information Resources, Inc.
                 150 North Clinton Street
                 Chicago, Illinois 60661
                 Attn:  Chief Executive Officer

         If to Consultant:

                 Gian M. Fulgoni
                 65 East Bellevue Place
                 Chicago, Illinois 60611

or to such other address or addresses as may be specified from time to time by notice; provided, however, that any notice of change of address shall not be effective until its receipt by the party to be charged therewith.

         11.  GENERAL.

         (a) Amendments. Neither this Agreement nor any of the terms or conditions hereof may be waived, amended or modified except by means of a written instrument duly executed by the party to be charged therewith.

         (b) Captions and Headings. The captions and paragraph headings used in this Agreement are for convenience of reference only, and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

         (c) Governing Law. This Agreement, and all matters or disputes relating to the validity, construction, performance or enforcement hereof, shall be governed, construed and controlled by and under the laws of the State of Illinois without regard to principles of conflicts of law.

         (d) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

         (e) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original hereof, but all of which together shall constitute one and the same instrument.

         (f) Entire Agreement. Except as otherwise set forth or referred to in this Agreement, this Agreement constitutes the sole and entire agreement and understanding between the parties hereto as to the subject matter hereof, and supersedes all prior discussions, agreements and understandings of every kind and nature between them as to such subject matter. Except as provided herein, it is understood that this Agreement supersedes any prior employment compensation agreement, whether written, oral or implied in law or implied in fact between Consultant and the Company (including, but not limited to, that certain letter agreement, dated March 24, 1981, between the Company and Consultant).

         (g) Reliance by Third Parties. This Agreement is intended for the sole and exclusive benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns, and no other person or entity shall have any right to rely on this Agreement or to claim or derive any benefit therefrom absent the express written consent of the party to be charged with such reliance or benefit.

                            [signature page follows]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and of the date first set forth above.


INFORMATION RESOURCES, INC.

By:
    --------------------------------

Name:
      ------------------------------

Title:
      ------------------------------





------------------------------------
         Gian M. Fulgoni